Exhibit 10.52
(Biogen Idec Logo)
April 1, 2009
Dear Bob:
I am pleased to confirm your promotion to Chief Operating Officer. This position will report to Jim Mullen, President and CEO, and will be based at our Cambridge, Massachusetts facility.
The specific terms of your promotion are as follows:
Promotion Date: The effective date of your promotion is March 30, 2009.
Base Salary: Your biweekly salary will be $27,692.31, which is equivalent to an annual salary of $720,000.06.
Annual Bonus Plan: Your target bonus opportunity under the Biogen Idec Annual Bonus Plan will be 75% of your annualized base salary. Please refer to the Plan documents for further details about eligibility and payment provisions.
Long-Term Incentive: You will be granted Restricted Stock Units (RSUs) in connection with your promotion. The RSU grant date will be the first trading day of the month following your effective date of promotion. The approximate grant date value of your RSU grant will be $190,000. The number of RSUs to be granted to you will be calculated by dividing $190,000 by the closing price of Biogen Idec stock on the grant date, with the resulting number of shares rounded to the nearest five shares. Assuming your continued employment, these RSUs will vest and convert into shares of Biogen Idec common stock at the rate of one-third per year over three years, beginning on the first anniversary of your grant date.
You will also be granted an option to purchase shares of the common stock of Biogen Idec at an exercise price equal to the closing price of Biogen Idec stock on the grant date. The stock option grant date will be the first trading day of the month following your effective date of promotion. The approximate grant date value of your stock options will be $190,000. The number of stock options to be granted to you will be calculated by dividing $190,000 by the result of multiplying the closing price of Biogen Idec stock on the grant date by our Black-Scholes ratio of 37.6% with the resulting number of shares rounded to the nearest five shares. The option will have a ten-year term and, assuming your continued employment, will vest equally at the rate of one-fourth per year over a four-year period, beginning on the first anniversary of your grant date.
You will also be granted Performance-Based Restricted Stock Units (“Granted PBRSUs”). The PBRSU grant date will be the first trading day of the month following your effective date of promotion. The approximate grant date value of your Granted PBRSUs will be $190,000. The number of Granted PBRSUs will be calculated by dividing $190,000 by the closing price of Biogen Idec stock on the grant date, with the resulting number of shares rounded to the nearest five shares. These Granted PBRSUs will be fixed in number (i.e., become “Eligible PBRSUs”) based on the Company Multiplier for 2009 PBRSUs, as determined by the Compensation and Management Development Committee (CMDC) after the conclusion of the 2009 PBRSU Performance Period. Assuming your continued employment, one-third of the Eligible PBRSUs will vest and convert into shares of Biogen Idec common stock on the later of the first anniversary of your grant date or the date on which the Company’s LTI Performance Multiplier for 2009 is approved by the CMDC; the second and final one-thirds of the Eligible PBRSUs will vest on the second and third anniversaries of your grant date.
The actual terms of your RSU, stock option and PBRSU grants will be communicated to you following the grant date. Your grants will be awarded under the Biogen Idec Inc. 2008 Omnibus Equity Plan. You are considered a “designated employee,” as defined in the 2008 Omnibus Equity Plan. Our 2008 Omnibus

Equity Plan and Prospectus are available on iNet. Please read these documents for information about your LTI grants.
Stock Trading Plan: As Chief Operating Officer, you are required to enter into a 10b5-1 stock trading plan for all open market trades in Biogen Idec stock. A 10b5-1 plan allows you to buy or sell Biogen Idec securities at pre-defined times and/or prices and provides an affirmative defense against insider trading liability. More information on 10b5-1 trading plans is available on iNet.
Additional Executive Benefits
Vacation: You are entitled to 35 vacation days per year, accrued on a per pay period basis.
Supplemental Savings Plan: You are entitled to participate in Biogen Idec’s Supplemental Savings Plan (SSP). This plan allows you to make pre-tax deferrals of up to 80% of your base salary and up to 100% of your Annual Bonus payment and certain other eligible incentive payments. Your contributions to this plan may be limited by your contributions towards other plans (e.g., 401(k), ESPP, medical, etc.).
Life Insurance: You will be provided life insurance coverage equal to three times your annual base salary, subject to meeting the medical standards stated in the group term life insurance policy for U.S. employees. Biogen Idec pays the premium for this insurance. The IRS requires employers to impute the value of company-paid life insurance for coverage over $50,000. This imputed income will be displayed on your pay stub.
Severance: Under certain circumstances, you will be entitled to receive severance benefits. Your severance benefits are explained in detail in the attached executive severance document.
IRC 280G Excise Taxes: In the event of a Change in Control (as defined in Section 280G of the Internal Revenue Code), compensation paid to you may trigger an excise tax (in addition to ordinary income taxes). Biogen Idec will reimburse you for any excise taxes you incur under Section 280G as a result of a Change in Control. This includes gains from the exercise of stock options and vesting of RSUs and PBRSUs, as well as the reimbursement for such penalties. In addition, Biogen Idec will reimburse you for income taxes imposed on Biogen Idec’s reimbursement of the excise taxes. This reimbursement will be paid to you as soon as administratively practicable and, in any event, no later than December 31 of the year following the year in which payment of any taxes for which Biogen Idec is providing reimbursement is made.
Tax Preparation, Financial and Estate Planning: You are entitled to reimbursement of up to $7,500 per calendar year (January 1 — December 31) for expenses incurred due to tax preparation, financial and/or estate planning services, as well as the purchase of tax preparation and/or financial planning software. Reimbursement must be made no later than the end of the calendar year following the year in which the expense is incurred, and must be requested within the deadlines and processes established in the policy.
Air Travel Upgrade: You are entitled to fly first class on all U.S. transcontinental flights (e.g., Boston to San Diego). Overseas flights and other domestic flights are subject to the same policy as all other employees.
Your employment at Biogen Idec continues to be employment at-will. This means that just as you are free to leave your employment at any time, with or without cause or notice, Biogen ldec also has the same right to terminate your employment at any time, with or without cause or notice.

I am confident you will continue to contribute to Biogen Idec’s success and wish you the best of luck in your new position.
Sincerely,
/s/ Craig Eric Schneier
Craig Eric Schneier, Ph.D.,
EVP, Human Resources, Public Affairs & Corporate Communications

cc:	Jim Mullen